Exhibit 99.1

PRESS RELEASE

Skyline Medical Inc. Announces Second Quarter 2014 Results

17 STREAMWAY® units sold; 17 trials in progress or scheduled for 2014

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Capital obtained to support sales and manufacturing activities

MINNEAPOLIS, MN – August 8, 2014 –Skyline Medical Inc. (OTCQB: SKLN), producer of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal, today reported its results for the second quarter ended June 30, 2014.

Key Highlights:

•	Completed private placement commencing in July, in the form of two convertible notes, resulting in proceeds of $500,000 and $100,000
•	17 STREAMWAY units were sold in the quarter; up from 3 sold in Q1
•	Revenues were $318,293, an increase of 110% year over year
•	Skyline now has 54 total systems sold in the market place
•	Gross Profit increased to 67% from 61% over the first six months
•	Recurring consumable revenue was $142,138, increasing 36% year over year

Revenues and expenses

Revenues for the second quarter of 2014 were $318,293, a year over year increase of 110% compared to $151,856 for the same period in 2013. Gross profit for the second quarter of 2014 was $219,928, an increase of 163% compared to $83,521 for the same period in 2013. Net loss for the period was ($1.7) million, or ($0.01) per diluted share, compared to net loss of ($1.2) million, or ($0.01) per diluted share, in the three months ended June 30, 2013.

“Our new sales team has been successful in securing sales and repeat business from major hospital chains across the U.S., which we believe is a positive step toward gaining credibility and recognition within the market,” stated Josh Kornberg, CEO of Skyline Medical. “This quarter we have sold and installed 17 units plus have 17 additional STREAMWAY systems for trials during the upcoming quarters.”

“We have also been encouraged by the positive feedback we have received from medical staffs on the latest version of the STREAMWAY system. The enhanced version allows for unlimited capacity, with no interruption during high volume surgeries for changing canister systems, has an easier to use menu driven digital color display, has increased data storage capacity and has new filters with tissue traps allowing for four lines. Our sales and distribution teams will continue to intensively build awareness of our state-of-the-art technology and to educate medical practitioners on the health and cost benefits associated with adopting our automated, direct-to-drain solution to surgical waste management,” concluded Mr. Kornberg.

PRESS RELEASE

About Skyline Medical Inc.

Skyline Medical Inc. produces a fully automated, patented, FDA-cleared, waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods — which require hand carrying and emptying filled-fluid canisters — present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers, 2) improve compliance with Occupational State and Health Association (OSHA) and other regulatory agency safety guidelines, 3) improve efficiency in the operating room, and radiology and endoscopy departments — leading to greater profitability, and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the United States. For additional information, please visit: www.skylinemedical.com.

Forward-Looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, inability to raise sufficient additional capital to operate our business; approximately $3.4 million in debts, liabilities and cash obligations that predominantly become due in calendar 2014; unexpected costs and operating deficits, and lower than expected sales and revenues, if any; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the Company's most recent Annual Report on Form 10-K, as amended, and subsequent reports and other filings at www.sec.gov.

Skyline Investor Relations Contacts:

Phil Carlson / Elizabeth Barker

KCSA Strategic Communications

212-896-1233 / 212-896-1203

skyline@kcsa.com

PRESS RELEASE

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash	$40,151	$101,953
Accounts Receivable	149,640	97,245
Inventories	360,663	122,175
Prepaid Expense and other assets	149,524	60,588
Total Current Assets	699,977	381,961

Fixed Assets, net	204,658	158,110
Intangibles, net	68,137	53,355

Total Assets	$972,772	$593,426

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	1,625,330	1,062,108
Accrued expenses	2,194,486	2,057,957
Short-term note payable net of discounts of $46,072 and $0 (See Note 8)	81,124	280,000
Deferred Revenue	5,000	69,000
Total Current Liabilities	3,905,940	3,469,065

Accrued Expenses	290,344	331,216
Liability for equity-linked financial instruments (See Note 9)	130	11,599
Total Liabilities	$4,196,414	$3,811,880
Commitments and Contingencies	-	-
Stockholders' Deficit:
Series A Convertible Preferred Stock, $.01 par value, $100 Stated Value, 40,000 authorized, 20,550 outstanding	206	-
Common stock, $.01 par value, 800,000,000 authorized, 222,869,997 and 219,937,619 outstanding	2,228,700	2,199,376
Additional paid-in capital	26,647,135	23,279,585
Deficit accumulated during development stage	(32,099,683)	(28,697,415)
Total Stockholders' Deficit	(3,223,642)	(3,218,454)

Total Liabilities and Stockholders' Deficit	$972,772	$593,426

PRESS RELEASE

SKYLINE MEDICAL INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$318,293	$150,856	$388,513	$278,583

Cost of goods sold	98,365	67,335	129,448	108,939

Gross Margin	219,928	83,521	259,065	169,644

General and administrative expense	1,330,222	888,133	2,509,504	2,711,216

Operations expense	291,584	204,928	556,859	409,395

Sales and marketing expense	319,303	108,593	524,223	195,562

Interest expense	14,773	126,654	32,897	222,206

Loss (gain) on valuation of equity-linked financial instruments	-	(69,251)	(11,468)	(88,673)

Total expense	1,955,882	1,259,057	3,612,014	3,446,705

Net income (loss) available to common shareholders	$(1,735,954)	$(1,175,535)	$(3,352,949)	$(3,277,061)

Loss per common share basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted average shares used in computation, basic and diluted	222,620,910	121,267,500	221,922,352	111,045,552